Exhibit 15.2

ELBIT IMAGING LTD.

CONDENSED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2015

Contents

Page

Report of independent registered public accounting firm	2

Condensed Financial Statements:

Balance sheets	3-4

Statements of income	5

Statements of cash flows	6-7

Notes to the condensed financial statements	8-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Elbit Imaging Ltd.

We have audited the consolidated financial statements of Elbit Imaging Ltd. and subsidiaries (the "Company") as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and have issued our report thereon dated March 31, 2016; such financial statements and report are included in 8-K dated March 31, 2016 and are incorporated herein by reference. Our audit also included the financial statement schedule No. 15.2 of the company listed in item 18. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Without qualifying our opinion, we draw attention to:

1.	Note 1 C to the consolidated financial statements, which describes the company's financial position. The Company has prepared a projected cash flow based on its plans for the repayment of the liabilities as described in note 1C. Based on the projected cash flow and the related assumptions, the Company's board of directors is of the opinion that the Company can execute its plans and that it would be able to serve its indebtedness in the foreseeable future.

2.	Note 5 C Casa radio (5-6) and note 14 C (13) to the consolidated financial statements which disclose, among other things, potential irregularities concerning the Casaradio Project in Romania and their potential consequences, including Foreign Corrupt Practices Act potential implications.

3.	Note 14 to the consolidated financial statements, with respect to claims that have been filed against Group companies, one of which was certifies as a class action.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

March 31, 2016

ELBIT IMAGING LTD.

CONDENSED BALANCE SHEETS

		December 31
		2 0 1 5	2 0 1 4	2 0 1 5
				Convenience translation (note 2D)
	Note	(in thousand NIS)		U.S.$'000

Current Assets
Cash and cash equivalents		71,286	95,086	18,269
Short-term deposits and investments		1,258	777	322
Other receivables		5,294	1,716	1,357
Assets related to discontinued operations		1,747	33,437	448
		79,585	131,016	20,396

Non-Current Assets
Deposits, loans and other long-term balances		19,539	16,355	5,008
Loans and investments in subsidiaries, associates and joint venture	3	679,019	894,983	174,018
Property, plant and equipment		113	1,962	29
		698,671	913,300	179,055

		778,256	1,044,316	199,451

ELBIT IMAGING LTD.

CONDENSED BALANCE SHEETS

		December 31
		2 0 1 5	2 0 1 4	2 0 1 5
				Convenience translation (note 2D)
	Note	(in thousand NIS)		U.S.$'000

Current Liabilities
Short-term credits		-	-	-
Payables and other credit balances		20,871	29,289	5,349
		20,871	29,289	5,349

Non-Current Liabilities
Borrowings		710,897	755,538	182,188
Other liabilities		27,201	27,434	6,971
		738,098	782,972	189,159

Commitments, Contingencies, Liens and Collaterals

Shareholders' Equity
Share capital and share premium		1,105,973	1,055,056	283,437
Reserves		(862,054)	(755,872)	(220,926)
Retained losses		(224,632)	(67,129)	(57,568)

		19,287	232,055	4,943

		788,256	1,044,316	199,451

Doron Moshe Chief Financial Officer and Acting Chief Executive Officer	Zvi Tropp Chairman of the audit committee	Ron Hadassi Chairman of the Board of Directors

Approved by the Board of Directors on: March 31, 2016

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF INCOME

		Year ended December 31
		2 0 1 5	2 0 1 4	2 0 1 3	2 0 15
					Convenience translation (Note 2D)
	Note	(in thousand NIS)			U.S.$'000

Revenues from providing management services		1,472	461	1,965	377

General and administrative expenses		(11,868)	(37,315)	(58,964)	(3,041)

Financial expenses, net		(67,888)	(97,619)	(119,187)	(17,398)

Financial gain from debt restructuring		-	1,791,644	-	-

Initiation expenses		-	(168)	(438)	-
Other income (expense)		(73,741)	(5,020)	2,460	(18,899)

Profit (loss) before income taxes		(152,025)	1,651,983	(174,164)	(38,961)

Income tax expenses		-	-	6,298	-

		(152,025)	1,651,983	(180,462)	(38,961)
Company's share in results of investee companies		(40,755)	(641,801)	(982,900)	(10,507)

Profit (loss) from continuing operations		(192,780)	1,010,182	(1,163,362)	(49,468)

Profit (loss) from discontinued operations, net		6,630	(1,175)	7,717	1,762

Profit (loss) for the year		(186,150)	1,009,007	(1,155,645)	(47,706)

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF CASHFLOWS

	Year ended December 31
	2 0 1 5	2 0 1 4	2 0 1 3	2 0 1 5
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000

CASH FLOWS FROM OPERATING ACTIVITIES
Profit (loss) for the year from continued operations	(192,780)	1,010,182	(1,163,362)	(49,405)
Income tax expenses (tax benefit) recognized in profit and loss	-	-	6,298	-
Finance expenses recognized in profit and loss	67,888	97,619	119,187	17,398
Financial gain from debt restructuring	-	(1,791,644)	-	-
Income tax paid in cash	-	-	(8,000)	-
Depreciation and amortization	640	3,636	3,825	164
Share in losses of associates, net	40,755	641,801	982,900	10,444
Stock based compensation expenses	845	3,147	(11,335)	217
Other	(488)	(4,209)	1,286	(125)
Receivables and other debit balances	3,101	8,595	2,580	(795)
Payables and other credit balances	(6,180)	(6,910)	81,511	(1,584)
Net cash provided by (used in) operating activities of continuing operations	(86,219)	(37,783)	14,890	(22,096)

Net cash used in discontinued operating activities	(2,700)	-	-	(692)

Net cash provided by (used in) operating activities	(88,919)	(37,783)	14,890	(22,788)

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF CASHFLOWS

	Year ended December 31
	2 0 1 5	2 0 1 4	2 0 1 3	2 0 1 5
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property plant and equipment, investment property and other assets	(103)	(22)	(984)	(26)
Proceeds from realization of investments in subsidiaries and associates	1,925	6,954	169,698	493
Investments and loans to subsidiaries and associates	180,330	27,598	(59,242)	46,215
Proceeds from realization of investments in associates and joint venture	76	-	-	20
Proceed from realization of (investment in) long-term deposits and long-term loans	(1,184)	(711)	100	(303)

Short-term deposits and marketable securities, net	(481)	5,678	34,081	(123)
Net cash provided by investing activities	180,563	39,497	143,653	46,276

CASH FLOWS FROM FINANCING ACTIVITIES
Interest paid in cash	(37,902)	(33,075)	(20,911)	(9,713)
Interest received in cash	32	3,098	2,697	8
Repayment of long-term borrowings	(75,577)	-	-	(19,369)
Repayment of short-term credit	-	-	(54,840)	-
Net cash used in financing activities	-113,447	-29,977	-73,054	-29,074

Increase (decrease) in cash and cash equivalents	(21,803)	(28,263)	85,489	(5,586)
Cash and cash equivalents at the beginning of the year	95,086	120,483	30,637	24,368
Net effect on cash due to currency exchange rate changes	(1,996)	2,866	4,357	(513)

Cash and cash equivalents at the end of the year	71,287	95,086	120,483	18,269

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 1 -	GENERAL

A.	Elbit Imaging Ltd. ("the Company") was incorporated in Israel. The Company's registered office is at 7 Mota Gur Street Petach-Tikva, Israel. The Company's shares are registered for trade on the Tel Aviv Stock Exchange and in the United States on the NASDAQ Global Select Market.

B.	The Group engages, directly and through its investee companies, in Israel and abroad, mainly in the following areas:

●	Commercial centers - initiation, construction, and sale of commercial centers and other mixed-use property projects, predominantly in the retail sector, located in Central and Eastern Europe. In certain circumstances and depending on market conditions, the Group operates and manages commercial centers prior to their sale.

●	Hotels - hotels operation and management of the Radisson hotel Complex in Bucharest Romania. For the selling of the Belgium hotels in June 2015 see note 9 G of the annual consolidated financial statements.

●	Medical industries and devices - (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment, and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine.

●	Residential projects - initiation, construction and sale of residential units or plots designated for residential located primarily in India.

●	Plots in India - plots designated for sale which were initially designated to residential projects.

●	With regards to the sale of the operation and business of "Mango" retail stores in Israel to Fox-Wisel Ltd. ("Fox") on January, 5 2015, see note 20 of the annual consolidated financial statements. Accordingly, this operation is presented in these financial statements as discontinued operation.

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 1 -	GENERAL (CONT.)

C.	Financial position:

With respect to the Company's financial position, including the consummation of the Plan of Arrangement, see note 1C of the annual consolidated financial statements.

D.	Definitions:

The Company	-	Elbit Imaging LTD.

Group	-	The Company and its Investees

Investees	-	Subsidiaries, joint ventures and associates

PC	-	Plaza Centers N.V. Group, a subsidiary of the Company, operating mainly in the field of commercial centers and is traded in the Main Board of the London Stock Exchange, the Warsaw stock Exchange (“WSE”) and Tel Aviv Stock Exchange. As of December 31, 2015 the Company holds 44.9% in PC.

Elbit Medical	-	Elbit Medical Technologies Ltd., a public Israeli company traded on the Tel Aviv Stock Exchange. As for December 31, 2015, the Company holds 89.9% of Elbit Medical share capital (86.2% on a fully diluted basis).

Related parties	-	As defined in International Accounting Standard ("IAS") no. 24. For details see note 18 of the annual consolidated financial statements

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

A.	Statement of compliance:

The condensed financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") as issued by the International Accounting Standards Board ("IASB").

B.	Basis for preparation:

The condensed financial statements have been prepared on the historical cost basis except for (i) financial instruments measured at fair value; (ii) certain trading property measured at net realizable value(see note 2W.(1)a of the annual consolidated financial statements.); and (iii) certain property, plant and equipment (hotels) presented at the revaluation model (based on fair value (see note 2W.(1)e. of the annual consolidated financial statements). The principal accounting policies are set out below.

C.	Presentation of the income statements:

The Groups operations are characterized by diverse activities. Accordingly, management believes that its income statements should be presented in the “Single - step form”. According to this form, all costs and expenses (including general and administrative and financial expenses) should be considered as continuously contributing to the generation of the overall revenues and gains. Management also believes that its operating expenses should be classified by function to: (i) those directly related to each revenue (including general and administrative expenses and selling and marketing expenses relating directly to each operation); and (ii) overhead expenses which serve the business as a whole and are to be determined as general and administrative expenses.

D.	Convenience translation:

The balance sheet as of December 31, 2015 and statement of income, statement of other comprehensive income and statement of cash flows for the year then ended have been translated into U.S. Dollar using the representative exchange rate as of that date ($1= NIS 3.902). Such translation was made solely for the convenience of the U.S. readers. The dollar amounts so presented in these financial statements should not be construed as representing amounts receivable or payable in dollars or convertible into dollars but only a convenience translation of reported NIS amounts into U.S. Dollar, unless otherwise indicated. The convenience translation supplementary financial data is unaudited and is not presented in accordance with IFRSs.

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 3 -	LOANS AND INVESTMENTS IN SUBSIDIARIES, ASSOCIATES AND JOINT VENTURE

A.	As part of Indian JV Agreement between the Company and PC regarding the Kochi project (as described in note 7B of the annual consolidated financial statements) PC has provided the Company with an advance on account of the Kochi project in the amount of Euro 4.5 million. In order to secure the advance granted by PC the Company provided PC with a guarantee, which shall be exercised in the event the Company fails to transfer all its rights in the Kochi Island to EPI (or alternatively to transfer 50% of the said rights to PC). The guarantee expired in August 2013.

In June 2015 the Company reached an agreement with PC, following the Company was obliged to repay the Reimbursement amount in few instalments until mid-2018. PC liabilities towards the Company in the amount of EUR 0.8 million) were offset from this balance, with partial repayment of EUR 1 million performed in late September 2015, thus balance as of December 31, 2015 is EUR 2.8 million (including accrued interest on remaining balance).

NOTE 4 -	COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS

A.	With respect to the Company's claims, see note 14 B of the annual consolidated financial statements.

B.	With respect to the Company's other contingent liabilities, see note 14 C of the annual consolidated financial statements.